Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-133036 and 333-133037; and Form S-8 No. 333-124040) of Whittier Energy Corporation and in the related Prospectuses of our report dated August 16, 2006 relating to the audit of the statement of Revenue and Direct Operating Expenses for the Acquired Westhoff Ranch Field, acquired by Whittier Energy Corporation for the year ended December 31, 2005, incorporated by reference in this Current Report as amended (Form 8-K/A).

/s/ GRANT THORNTON LLP

Houston, Texas
August 16, 2006